Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) effective as of July 1, 2024 (the “Effective Date”), is made by and between First Community Corporation, a South Carolina corporation (the “Company”), First Community Bank (the “Bank”), which is a wholly owned subsidiary of the Company (the Company and the Bank collectively referred to herein as the “Employer”), and J. Ted Nissen, an individual resident of South Carolina (the “Executive”).

WHEREAS, the relationship between Employer and the Executive has previously been governed by that certain Employment Agreement, dated December 8, 2015 (the “Prior Agreement”);

WHEREAS, the Employer and the Executive desire to amend, restate, and replace the Prior Agreement with this Agreement under the terms and conditions set forth herein, effective as of the Effective Date;

WHEREAS, as of the Effective Date, the Executive will serve as the Bank’s Chief Executive Officer, and will continue his roles as the Bank’s President and the Company’s Executive Vice President and Chief Banking Officer; and

WHEREAS, the Employer desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements which the Employer has determined will reinforce and encourage the continued dedication of the Executive to the Employer and will promote the best interests of the Company’s shareholders.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as the Bank’s President and Chief Executive Officer and the Company’s Executive Vice President and Chief Banking Officer upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company’s or Bank’s Bylaws or assigned by the Company’s or Bank’s board of directors (collectively, the “Board”) from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank. The Executive agrees to conduct himself in accordance with the code of ethics for officers and employees adopted by the Employer, as amended from time to time.

As of the Effective Date, the Executive shall serve as a director of each of the Company and the Bank. The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the term of employment under this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the Securities and Exchange Commission. The Board shall undertake every lawful effort to ensure that the Executive continues throughout the term of employment to be elected or reelected as a director of the Bank.

1

2.             Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the date hereof and be for a term of three years (the “Term”). At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be three years (unless earlier terminated as provided in Section 4); provided that the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of three years commencing with the date of the notice, in which case the Agreement shall continue through its remaining term but shall not be extended absent written agreement by both the Employer and the Executive.

3.             Compensation and Benefits.

(a)            The Employer shall pay the Executive a rate of annual base salary of $425,000.00 which shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly. The Employer shall have the right to increase this salary from time to time in accordance with the salary payment practices of the Employer. The Board shall review the Executive’s salary at least annually and may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)            The Executive shall participate in the Employer’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock’s current fair market value as of the date of grant, and the number of shares subject to such grant shall be set forth on the date of grant. The Executive shall continue to be eligible for and participate in a Salary Continuation Agreement as previously entered into and as amended from time to time.

(c)            The Executive shall participate in all retirement, health, welfare, insurance, and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

(d)            The Employer shall require and pay the cost of an annual physical for the Executive, and the Executive hereby authorizes the examining physician and other relevant persons and entities to release the results of that annual physical to the Employer (and the Executive will execute one or more separate release authorizations if and as requested by the Employer).

(e)            The Employer shall pay the dues pertaining to an area country club mutually acceptable to the parties and shall designate the Executive as the authorized user of such membership for so long as the Executive remains the President or Chief Executive Officer of the Bank and this Agreement remains in force.

(f)             The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive’s duties, which are incurred and accounted for in accordance with the normal practices of the Employer. The Employer shall reimburse the Executive for such expenses within sixty days of Executive’s notice to Employer of such expense.

2

(g)             The Employer shall provide the Executive with annual paid time off, which includes sick leave, in accordance with the Employer’s benefit policy as in effect from time to time, and which shall be taken in accordance with any banking rules or regulations governing paid time off leave. Except as allowed in accordance with the Employer’s benefit policy, paid time off days may not be carried forward into following calendar years, and any payments made by the Employer to the Executive as compensation for paid time off days shall be paid in accordance with the Employer’s standard payroll procedures, which shall be no less frequently than monthly.

(h)            The Executive shall be eligible to receive cash bonuses based on the Executive’s achievement of specified goals and criteria. These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Human Resources Committee of the Board. Unless otherwise set forth in a bonus plan that complies with Section 409A, any bonus payment made pursuant to this Section 3(h) shall be made in a lump sum not later than March 15 of the year after the end of the year for which the bonus was earned by the Executive.

4.             Termination.

(a)           The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)           The Executive’s employment under this Agreement will be terminated upon the death of the Executive. In this event, the Employer shall pay Executive’s estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. The Employer shall also pay the Executive’s estate any bonus earned through the date of death. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(h). Any bonus that is earned in the year of death will be paid pursuant to the terms set forth in Section 3(h); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of death, as applicable, and prorated through the date of the Executive’s death.

(c)            The Employer may terminate the Executive’s employment on account of the Disability of the Executive under this Section 4(c). During the period of any Disability leading up to the Executive’s Termination of Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s normal payroll schedule (and in no event less frequently than monthly) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Employer shall pay the Executive any bonus earned through the date of Disability. Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(c), which was not yet paid will be paid pursuant to the terms as set forth in Section 3(h). Any bonus that is earned in the year of termination on account of Disability will be paid pursuant to the terms set forth in Section 3(h); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of termination, as applicable, and prorated through the date of the termination of the Executive’s employment on account of Disability. Nothing herein shall prohibit the Employer from hiring an acting president and chief executive officer of the Bank during the period of any disability of the Executive.

(d)           The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due to him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

3

(e)            Except for a termination within Section 4(g), the Employer may terminate the Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated without Cause under this provision, subject to Section 4(h) and also to the possibility of a six-month delay described in Section 20, on the sixtieth (60th) day after the date of termination, the Employer will pay to the Executive severance compensation an amount equal to twice the amount of the Executive’s monthly base salary as in effect immediately prior to his termination of employment, and thereafter on the first day of the month for the next 22 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his monthly base salary as in effect immediately prior to his termination of employment. Employer shall also pay the Executive any bonus earned through the date of termination (including any amounts awarded for previous years but which were not yet vested). Any bonus for previous years, or the year in which the Executive’s employment is terminated in accordance with this Section 4(e), which was not yet paid will be paid pursuant to the terms as set forth in Section 3(h). Any bonus that is earned in the year of the termination of the Executive’s employment without Cause will be paid pursuant to the terms set forth in Section 3(h); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of termination, as applicable, and prorated through the date of the Executive’s termination of employment without Cause.

(f)            Except for a termination within Section 4(g), the Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If the Executive terminates his employment under this provision, the Executive shall receive any sums due to him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly. In addition, if the Executive terminates his employment under this Section 4(f) and except for a termination within Section 4(g), and if (and only if) such termination constitutes a Retirement, then the Employer shall pay the Executive any bonus earned through the date of Retirement, as follows: (i) any bonus for previous years which was not yet paid will be paid pursuant to the terms set forth in Section 3(h), and (ii) any bonus that is earned in the year of Retirement will be paid pursuant to the terms set forth in Section 3(h); provided that to the extent that the bonus is performance-based, the amount of the bonus (if any) will be calculated by the Company taking into account the performance of the Company for the entire year, and/or the performance of the Executive through the date of Retirement, as applicable, and prorated through the date of the Executive’s Retirement. For purposes of this Agreement, “Retirement” means a termination of employment by the Executive under this Section 4(f) that occurs upon or after both (a) the Executive’s attainment of age 65 and (b) when Executive’s years of service to the Company and its subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least ten (10).

(g)           If Executive’s employment is terminated by the Employer without Cause or by the Executive with Good Reason upon or during the two (2) years following a Change in Control (a “Qualifying Termination”), the Executive shall be entitled to the following:

(i)            the Employer shall pay to the Executive any sums due to the Executive as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly;

4

(ii)           the Employer shall pay the Executive upon the 15th day following the date of the Qualifying Termination: (1) subject to the provisions of Section 4(h), cash compensation in a single lump sum payment in an amount equal to his then current annual base salary multiplied by three (the “Base Severance”), plus (2) cash compensation in a single lump sum payment in an amount equal to the greater of (x) any cash bonus for the year of the Qualifying Termination earned through the date of the Qualifying Termination, or (y) the average annual cash bonus earned by the Executive for service during the prior three years (or, if applicable, such lesser number of such years during which the Executive was employed by the Employer for the entire year) preceding the year in which the Change in Control occurs, prorated through the date of the Qualifying Termination (based on the number of days the Executive was employed by the Employer during the year in which the Qualifying Termination occurs) (in the case of each of clause (x) and (y) minus the amount(s), if any, previously paid by the Employer to the Executive under the Employer’s annual cash bonus plan for the year in which the Qualifying Termination occurs in respect of service by the Executive during the year in which the Qualifying Termination occurs), and, in the case of each of clause (1) and (2), subject to Section 4(k) below;

(iii)          in addition, Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (including regulations related thereto, “COBRA”), subject to any amendments to COBRA after the date of this Agreement. In accordance with COBRA (and subject to any amendments to COBRA after the date of this Agreement), assuming Executive is covered under the Company’s group health plan as of his date of Qualifying Termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period. If Executive elects COBRA coverage for group health coverage in connection with a Qualifying Termination, then, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to Executive.

In addition, on the date that is sixty (60) days after a Qualifying Termination, the Company shall pay to the Executive a single lump sum payment equal to six times the amount of the initial monthly Employer-Provided COBRA Premium (the “Additional Severance”).

Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (iii) shall be eliminated if and when the Executive is offered Affordable Care Act compliant group health coverage from a subsequent employer.

In addition, upon a Qualifying Termination, to the extent that “portable” life insurance coverage is offered under the Company’s life insurance programs and after a Qualifying Termination the Executive continues to pay for “portable” life insurance coverage that was provided by the Employer immediately prior to the Qualifying Termination, the Employer shall reimburse the life insurance premiums (with respect to each such life insurance premium payment, such reimbursement shall be limited to the amount of the life insurance premium that the Employer would have paid or otherwise provided for the Executive had the Executive remained employed by the Employer) paid by the Executive with respect to such life insurance coverage with respect to the two-year period ending immediately after such Qualifying Termination.

5

(iv)          the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other equity incentive plan or arrangement shall lapse and such awards shall become 100% vested, all outstanding stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all outstanding performance units granted to the Executive shall become 100% vested, in each case unless otherwise provided in the applicable award agreement and subject to the provisions of Section 4(k) below; and

(v)           the Employer shall pay the Executive any unpaid bonus for years ending before the year in which the Qualifying Termination occurs pursuant to the terms set forth in Section 3(h).

(h)           With the exceptions of the express provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

Following the termination of the Executive’s employment pursuant to Section 4(e) or Section 4(g), if (and only if) the Executive shall execute, and not timely revoke during any revocation period provided pursuant to such Release (such that the Release shall have become effective), a release prepared by the Employer (a “Release”) substantially in the form attached hereto as Exhibit A, within 60 days of the Executive’s termination of employment (the “60-Day Release Period”), then the Employer shall pay the severance described in the second sentence of Section 4(e), or the Base Severance described in Section 4(g)(ii) and the Additional Severance described in Section 4(g)(iii), as applicable. With respect to the Base Severance described in Section 4(g)(ii), in most instances, such payment will be made as soon as practicable after the Release is effective. However, if the 60-Day Release Period spans two calendar years, such Base Severance payment will be made as soon as possible in the subsequent taxable year.

(i)             The Executive shall be deemed to have resigned as a director of each of the Company and the Bank effective immediately after termination of the Executive’s employment, regardless of whether the Executive hereafter submits notice of resignation as director. This Agreement constitutes written notice to the Employer of the Executive’s resignation as a director of each of the Company and the Bank effective as of, and contingent upon the occurrence of, a later effective date (i.e., termination of the Executive’s employment). After termination of the Executive’s employment, the Executive will execute such further documents and do such further things as may be requested in good faith by the Employer to evidence, implement or carry out the intent of this Section 4(i).

6

(j)             The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits to which the Executive is entitled under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel. If other officers or key executives of the Company have retained counsel in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in the Executive’s sole judgment use of common counsel could be prejudicial to the Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use the Executive’s best efforts to agree with such other officers or executives to retain common counsel.

(k)            The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code. As used herein, the “Code” means the Internal Revenue Code of 1986, as amended, and any regulations thereunder. In the event that Tax Counsel (as defined below) determines that the payments provided for herein constitute “excess parachute payments,” then the payments or benefits payable hereunder or otherwise that constitute “parachute payments” within the meaning of Section 280G (“Covered Payments”) shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the Covered Payments being treated as “excess parachute payments” under Section 280G. The Covered Payments shall be reduced by the Company pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

7

All determinations required to be made under this Section 4(k), and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel (which may be a law firm, compensation consultant or an accounting firm) appointed by the Company (the “Tax Counsel”), which shall provide its determinations and any supporting calculations to the Company within 10 business days of having made such determination. The Tax Counsel shall consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Company in determining which payments to, or for the benefit of, the Executive are to be deemed to be ‘parachute payments’ within the meaning of Section 280G(b)(2) of the Code. In connection with making determinations under this Section 4(k), Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered by the Executive before or after the applicable change in ownership or control, including the non-competition provisions, if any, applicable to the Executive under Section 9 and any other non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(l)            If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)            pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and

(ii)           reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(k) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to applicable withholdings and deductions.

5.             Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

8

6.             Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The federal Defend Trade Secrets Act (“DTSA”) states:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, the Executive shall have the right to disclose in confidence Trade Secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of Trade Secrets that are expressly allowed by the DTSA.

7.             Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as (A) prohibiting or impeding (or enforced by the Employer in a manner that would prohibit or impede) the Executive from (i) testifying in any lawsuit, or (ii) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”) or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, or (B) require notification to or prior approval by the Employer of any activity described in clauses (i) or (ii).

9

8.             Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

9.             Restrictive Covenants.

(a)            No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(a).

(b)           No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)           Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 24 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory. This restriction does not apply following a Change in Control.

(d)           Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

10.          Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.          Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

10

12.           Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

14.           Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.           Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 6, 7, 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.          Saving Clause. If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b) or 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer. The parties agree that all of the terms, provisions and conditions contained in Section 4 and Section 9 constitute essential terms, provisions and conditions of this Agreement. The parties further agree that no part of Section 4 is independent of any part of Section 9, and that no part of Section 9 is independent of any part of Section 4. If a material part of Section 9 is held by a court of competent jurisdiction to be invalid, illegal or unenforceable and is not revised by the court to be enforceable and enforced, then all of Section 4 shall automatically become void and unenforceable. If it is unclear or disputed whether the part of Section 9 held invalid, illegal or unenforceable (and not so revised by the court) is material, the parties shall negotiate in good faith to reach agreement on materiality or immateriality, and if they are unable to agree within a reasonable period of time, the part in question shall be deemed material. If the parties agree the part in question is not material, they shall negotiate in good faith to agree upon a modification necessary to make whole any party adversely affected by the holding of invalidly, illegality or unenforceability, and if they are not able to agree upon such a modification within a reasonable period of time, a material part of Section 9 will be deemed to have been held by a court of competent jurisdiction to be invalid, illegal or unenforceable. Each party agrees to maintain the status quo ante, to the extent necessary to avoid gaining any advantage over the other party or causing the other party to suffer a disadvantage, for so long as it is obligated to negotiate in good faith but the parties have not reached agreement. A violation of the covenant in the preceding sentence shall result in a material part of Section 4 being deemed to be invalid, illegal or unenforceable.

11

17.          Certain Definitions.

(a)            “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)           “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, or any other related business engaged in by the Employer or any of its Affiliates to a material extent as of the date of termination.

(c)            “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive, the Bank or the Company (provided that the Board determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

12

(d)           “Change in Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction or is not a 409A change in control:

(i)             any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the Exchange Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)           any plan or proposal for the dissolution or liquidation of the Company is adopted by the shareholders of the Company;

(iii)           individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)          all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v)           there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which either:

(1)           the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or the entity surviving such Transaction (or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof) in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction, or

(2)           the individuals who comprise the Board immediately prior thereto do not constitute at least a majority of the board of directors of the Company, the entity surviving such transaction or, if the Company or the entity surviving such Transaction is then a subsidiary, the ultimate parent thereof.

13

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which both (x) the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (y) the individuals who comprise the Board immediately prior to such transaction or series of transactions constitute at least a majority of the board of directors of the entity which owns (directly or indirectly) all or substantially all of the assets of the Company immediately following such transaction or series of transactions (a “Non-Control Transaction”). In addition, to the extent that any compensation constitutes or would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such compensation, or an event that otherwise changes the timing of settlement or distribution of such compensation, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto; provided that this sentence shall have no bearing on whether the right to any such compensation vests pursuant to the terms of this Agreement or the applicable award agreement.

(e)           “Competing Business” shall mean any business that, in whole or in part, is substantially engaged in the Business or a business that is substantially similar to (and in competition with) the Business.

(f)            “Disability” shall have the meaning set forth in Treasury Regulation § 1.409A-3(i)(4).

(g)           “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

(i)             a material negative change in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1;

(ii)            a material reduction in the Executive’s base salary, excluding any reduction up to 10% that is applied across the senior management group;

(iii)           Executive’s required re-location to a worksite location which is more than fifty (50) miles from Executive’s then current principal worksite without Executive’s consent (such consent not to be unreasonably withheld); or

(iv)          the Employer’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A);

provided that, in any such case, the Executive provides written notice to the Employer that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for Good Reason occurs no later than thirty (30) days following the expiration of such cure period.

(h)           “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)            “Terminate,” “terminated,” “termination,” or “Termination of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

14

(j)            “Territory” shall mean a radius of 15 miles from (i) the main office of the Employer or (ii) any branch or loan production office of the Employer.

18.           Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 4 hereof, any compensation or other benefits paid to the Executive shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank. The Executive agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Bank.

19.           Compliance with Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be subject to the Dodd–Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated, and any applicable stock exchange listing requirements adopted, thereunder (collectively, the “DF Act”), including, but not limited to, clawbacks for such incentive payments as may be required by the DF Act. The Executive agrees to such amendments, agreements, or waivers that are required by the DF Act or requested by the Employer to comply with the terms of the DF Act. Executive agrees to comply with the terms of any incentive-based compensation “claw back” policy, as in effect from time to time, adopted or that may be adopted by the Employer.

20.           Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). To the extent permissible, each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 4 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of Executive’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)           If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Executive’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

15

(b)          Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

21.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing and signed by all parties hereto.

22.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

16

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

FIRST COMMUNITY CORPORATION

ATTEST:

By:	/s/ Jane T. Wilks	By:	/s/ Michael C. Crapps
Name:	Jane T. Wilks	Name: Michael C. Crapps
Title: President and Chief Executive Officer

FIRST COMMUNITY BANK

ATTEST:

By:	/s/ Joanna Hooker	By:	/s/ Michael C. Crapps
Name:	Joanna Hooker	Name: Michael C. Crapps
Title: Authorized Signatory

EXECUTIVE

/s/ J. Ted Nissen
J. Ted Nissen
17

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between J. Ted Nissen, an individual resident of South Carolina (“Employee”), and First Community Bank and First Community Corporation (collectively, the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns.

On July 1, 2024, the Bank and Employee entered into an Employment Agreement (the “Employment Agreement”) governing the relationship between the parties. Section 4(e) provides that the Bank may terminate the Employment Agreement without Cause (as defined in the Employment Agreement). Section 4 of the Employment Agreement also provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated without Cause (as defined in the Employment Agreement), on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.             Termination Date: The Employee agrees that his employment with the Bank terminates as of ________________ (the “Termination Date”).

2.             Severance Payments: Subsequent to his Termination Date, the Bank shall pay Employee severance pay as noted in Paragraph 4(e) of the Employment Agreement (the “Severance Payment”), less applicable deductions and withholdings.

3.             Legal Obligations

The parties acknowledge that pursuant to Section 4(h) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement. It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

A-1

4.                  Waiver and Release:

a)	Employee unconditionally releases and discharges the Bank, entities affiliated with the Bank, and the respective current and former officers, directors, shareholders, employees, and agents of them (collectively, the “Bank Released Parties”) from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against any of the Bank Released Parties, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement; provided that Employee is not releasing or discharging (i) any right to enforce Section 4 of the Employment Agreement, or (ii) any exculpatory or indemnification (or advancement) provisions set forth in the articles of incorporation or bylaws of the Bank.
b)	Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank Released Parties, including (but not limited to) all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.
c)	This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law. If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.
d)	The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

A-2

5.             Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Other Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 – “Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein. In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.             Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.             Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement. Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein. Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine. In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement, the Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.             Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank. Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank. Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

A-3

9.             Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein. Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.           Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.           Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.           Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.           Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

14.           Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.            Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

[INSERT]

A-4

16.           Representations: Employee acknowledges that:

a)	He has read this Agreement and understands its meaning and effect.
b)	He has knowingly and voluntarily entered into this Agreement of his own free will.
c)	By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.
d)	He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.
e)	He has been advised to consult with an attorney before signing this Agreement.
f)	He has been given up to 21 days to consider the terms of this Agreement.
g)	He has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance. For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank. This Agreement shall not become effective or enforceable until the revocation period has expired.
h)	He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

As to Employee:

Date	J. Ted Nissen

As to First Community Corporation:

Date	[Title]

As to First Community Bank:

Date	[Title]

A-5